                                                                    EXHIBIT 99.6
FIRST UNION REAL ESTATE INVESTMENTS
--------------------------------------------------------------------------------

AT THE COMPANY
--------------
Jeanne E. Gibson
Director of Investor Relations
(216) 781-1039

FOR IMMEDIATE RELEASE

                  FIRST UNION REAL ESTATE INVESTMENTS ANNOUNCES
                       SALE OF SHREVEPORT OFFICE BUILDING
                       ----------------------------------

CLEVELAND, OHIO, MARCH 23, 1999 --- FIRST UNION REAL ESTATE INVESTMENTS (NYSE:FUR) today announced the sale of one of its office buildings, the Beck Building, in a transaction that totaled $2.15 million. The net proceeds of approximately $1.77 million, after closing costs and adjustments, were used to make a partial re-payment of the bridge loan.

Located in Shreveport, Louisiana, the 162,000 square foot Beck Building currently with 147 tenants was acquired by the Trust in 1974.

Commenting on the sale, Daniel P. Friedman, President and Chief Executive Officer, stated, "The sale is consistent with First Union's continuing strategy to sell some of its assets to repay the Trust's short-term recourse debt." Friedman continued, "The decision to sell the Beck Building was based on several factors including the size of this asset in relation to the time and resources needed to manage a property of this type and the amount of capital required to maintain its occupancy."

First Union Real Estate Equity and Mortgage Investments is a NYSE-listed, stapled-stock real estate investment trust (REIT) headquartered in Cleveland, Ohio.

                                      # # #